EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (no. 333-199823), Form S-4 (no. 333-208966) and Form S-8 (nos. 333-105872, 333-64584, 333-81802, 333-97857, 333-120270, 333-136997, 333-142837, 333-145287, 333-176003, 333-176004, and 333-197751) of MB Financial, Inc. of our reports dated February 18, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of MB Financial, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP
Chicago, Illinois
February 18, 2016